Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands Phone 614-775-3739
Paul C. Carbone Promoted to C.F.O. at Tween Brands; Kurt E. Gatterdam Promoted to Vice President and Treasurer
NEW ALBANY, Ohio, Jun 25, 2007 (BUSINESS WIRE) — Tween Brands, Inc. (NYSE:TWB) today announced the promotion of Paul C. Carbone to the position of Senior Vice President and Chief Financial Officer. Mr. Carbone will be responsible for finance, tax, treasury, loss prevention and administrative services, reporting to President and Chief Operating Officer, Kenneth T. Stevens.
Mr. Carbone, 41, joined Tween Brands in September 2006 as Senior Vice President — Finance and was named Principal Accounting Officer and Principal Financial Officer in November 2006. Prior to joining Tween Brands, Mr. Carbone held various financial executive positions of increasing responsibility with Limited Brands, Inc. from July 2000 to August 2006.
Tween Brands also announced the promotion of Kurt E. Gatterdam to the position of Vice President, Treasurer. Mr. Gatterdam joined Tween Brands in 2002 as Treasury Manager. He was promoted to Director, Treasury and Risk Management in 2004 and to Vice President, Treasury and Risk Management in 2006. Mr. Gatterdam will report to Mr. Carbone.
About Tween Brands
Tween Brands is a leading specialty retailer for tween (ages 7 to 14) girls. At Limited Too, the company sells sportswear, related accessories and lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 569 stores throughout the United States and has a select number of international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 197 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Company Home Page: www.tweenbrands.com

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